Exhibit 6.4

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE

$315,000	August 1, 2019

For value received, Future Labs V, Inc., a Delaware corporation (the “Company”), promises to pay to Wavemaker Global Select, LLC (the “Holder”), the principal sum of $315,000. Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to 5% per annum, simple interest, computed on the basis of the 360 day year of twelve 30-day months. This unsecured convertible promissory note (this “Note”) is one of a series of promissory notes (collectively the “Notes”) issued pursuant to that certain Convertible Note Purchase Agreement of even date herewith (the “Purchase Agreement”). Capitalized terms not otherwise defined herein have the meaning given them in the Purchase Agreement. This Note is subject to the following terms and conditions.

1.                  Maturity. Unless converted as provided in Section 2 or 3, principal and any accrued but unpaid interest under this Note shall be due and payable upon the written election of a Majority in Interest at any time after three years from the date of the Note (the “Maturity Date”). Subject to Section 2 and 3 below interest shall accrue on this Note and shall be due and payable at the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2.                  Conversion.

(a)               Next Qualified Financing. In the event that the Company shall sell shares of its capital stock after the date of the Note (“Next Round Stock”) in a transaction or series of transactions that raise at least $3,300,000 (“Next Qualified Financing”), the outstanding principal and accrued interest under the Note (the “Outstanding Amount”) shall automatically convert into the number of shares of capital stock of the Company (the “Conversion Shares”) determined by dividing the Outstanding Amount by a price per share (the “Conversion Price”) equal to the lesser of (x) 80% of the lowest price per share at which the shares of the Next Round Stock are sold and issued to each cash investor in the Next Qualified Financing and (y) an amount equal to (A) $8,000,000 (the “Cap”) divided by (B) the total number of shares of the Company’s outstanding capital stock on a fully-diluted, as-converted basis, including any shares reserved for issuance under any equity incentive plan, stock option plan or similar arrangement (including any increase in any such plan or arrangement in connection with such financing) and shares issuable upon the exercise of any outstanding warrants to purchase capital stock of the Company (but excluding any shares of capital stock issuable upon conversion of (x) this Note and (y) any other indebtedness of the Company that converts into equity in such financing) (the “Fully Diluted Capitalization”) immediately prior to the initial closing date of the Next Qualified Financing. Notwithstanding anything to the contrary herein, in order to qualify as a Next Qualified Financing under this Agreement, the Next Round Stock sold by the Company in such financing must be preferred stock.

(b)               Optional Conversion Upon a Non-Qualified Financing. If the Company consummates any sale of Next Round Stock that does not qualify as a Next Qualified Financing (a “Non-Qualified Financing”) before the Maturity Date or earlier conversion of the Note, Company shall provide the Holder ten (10) days advance written notice of the Non-Qualified Financing, which notice shall include the material terms offered to the investors in the Non-Qualified Financing. The Holder will then have the option (the “Conversion Option”) to convert the Note into a number of Conversion Shares obtained by dividing the Outstanding Amount of each such Note by a Conversion Price equal to the lesser of (x) 80% of the price per share at which the shares of the Company’s capital stock are sold and issued to cash investors in the Non-Qualified Financing, and (y) an amount equal to (A) the Cap divided by (B) the Fully Diluted Capitalization immediately prior to the closing of the Non-Qualified Financing.

(c)               Optional Conversion On or After Maturity Date. If the Note remains outstanding on or after the Maturity Date, the Outstanding Amount shall be convertible at any time at the written election of the Holder into shares of a newly-created class of Series Seed Preferred Stock, upon the terms and provisions set forth in the most recent version of the Series Seed documents posted at www.seriesseed.com, at a price per share equal to (A) the Cap divided by (B) the Fully Diluted Capitalization as of the date of such written election to convert pursuant to this paragraph. In the event this Note is converted pursuant to this paragraph the shares of capital stock issuable upon such conversion shall be considered “Conversion Shares” for the purposes of this Note and the Purchase Agreement.

3.                  Sale of the Company. If a Sale of the Company (as defined below) occurs prior to the conversion of the Note as provided herein the Holder will have the option to (a) be repaid the Outstanding Amount or (b) convert the Outstanding Amount into common stock of the Company at a price per share equal to the lesser of (x) 80% of the price per share at which the shares of the Company are sold and issued in the Sale of the Company, and (y) an amount equal to (A) the Cap divided by (B) the total number of shares of the Company’s outstanding capital stock on a fully-diluted, as-converted basis, including any shares issuable upon the exercise of any outstanding options or warrants to purchase capital stock of the Company (but excluding any shares of capital stock issuable upon conversion of this Note and any other indebtedness of the Company that converts into equity in such financing) immediately prior to the initial closing date of the Sale of the Company. Before the Holder shall be entitled to receive payment or shares pursuant to this paragraph the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At least fifteen (15) days prior to the closing of a Sale of the Company the Company shall notify the Holder in writing of the terms of such Sale of the Company and the Holder shall notify the Company in writing of its election under this paragraph at least five (5) days prior to the closing of such Sale of the Company. If the Holder fails to make an election by that time, the Holder will be deemed to have made the same election as the election made by the majority of other note holders. For purposes of this Note, “Sale of the Company” means (i) a sale of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity that results in the existing stockholders of the Company owning less than fifty percent (50%) of the outstanding shares of capital stock of the surviving entity following such transaction (other than a Next Qualified Financing or Non-Qualified Financing), or (iii) an initial public offering.

4.                  Mechanics and Effect of Conversion.

(a)               No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to Section 2 or 3 the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest. Upon conversion of the principal amount of this Note into the Company’s equity securities, any interest accrued on this Note that is not by reason of Section 2 or 3 simultaneously converted into such equity securities shall be immediately paid to the Holder. Upon such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Next Qualified Financing or Non-Qualified Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a lock-up agreement in connection with an initial public offering), in each case in the form entered into by the other purchasers participating in such financing. In the event of a conversion pursuant to a Sale of the Company, the Holder hereby agrees to execute and deliver to the Company all transaction documents as are required of other holders of capital stock in such Sale of the Company.

(b)               Notwithstanding anything to the contrary herein, the Conversion Shares shall be identical to the next Round Stock issued to the other investors in the Next Qualified Financing or Non-Qualified Financing, as the case may be.

5.                  Events of Default. Promptly following the Company becoming aware of an occurrence of any Event of Default the Company shall furnish to the Holder written notice of the occurrence thereof. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)            Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(b)            Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be challenged, dismissed or discharged within ninety (90) days of commencement; or

(c)            Dissolution. The dissolution or winding up of the Company.

6.                  Covenants.

(a)                Information Rights. Company shall prepare financial statements as of the end of (i) each of the first three (3) fiscal quarters and (ii) each fiscal year of the Company (“Financial Statements”), and the Company shall deliver to each Major Holder such Financial Statements as soon as commercially reasonable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company and within sixty (60) days after the end of each fiscal year of the Company. Such Financial Statements shall be in reasonable detail and accurately reflect the financial condition of the Company, but may be informal and need not be audited. Additionally, the Company shall promptly deliver to each Major Holder such information relating to the financial condition, business or corporate affairs of the Company as such Major Holder may from time to time reasonably request. Notwithstanding anything to the contrary in this paragraph, the Company shall not be obligated to provide information that (x) it deems in good faith to be a trade secret or highly confidential information or (y) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and each Major Holder agrees to maintain the confidentiality of all of the information provided to such Major Holder under this paragraph and agrees not to use such information other than for a purpose reasonably related to each Major Holder’s investment in the Company. A “Major Holder” is a Holder that holds at least $200,000 in principal amount of Notes.

(b)               Termination. Each covenant set forth in this Section 6 shall terminate upon the earliest to occur of (i) a Sale of the Company, or (ii) the conversion of this Note into capital stock of the Company, provided that the Holder is granted the same rights granted to other holders of the same class of stock to be issued upon such conversion (and which are at least substantially equivalent to the rights set forth in this Section 6). For the avoidance of doubt, the foregoing rights set forth in this Section 6 shall terminate to the extent that they are duplicative of any other rights that are subsequently granted to a Holder.

7.                  Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. The Company may only prepay all or a part of this Note with the written consent of the Holder; provided, however, that such prepayment will be without penalty.

8.                  Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9.                  Subordination.

(a)               The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness. The Holder further agrees to execute a form of subordination agreement, as requested by any current or future lender to the Company, to effect the foregoing subordination. “Senior Indebtedness” shall mean the principal of and unpaid interest and premium, if any, on (i) indebtedness of the Company or with respect to which the Company is a guarantor, whether outstanding on the date hereof or hereafter created, to banks, insurance companies or other lending or thrift institutions regularly engaged in the business of lending money, whether or not secured and (ii) any deferrals, renewals or extensions or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness.

(b)               Upon any receivership, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable, (i) no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full all of the Senior Indebtedness then outstanding.

(c)               If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

(d)               Nothing contained in the preceding paragraphs shall impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, or shall prevent the Holder, upon default by the Company hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the Holder pursuant to this Note.

10.                Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

11.                Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all of the Holder’s costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

12.                Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

13.               Miscellaneous.

(a)               Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Holder shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.

(b)               Entire Agreement. This Note, together with the Purchase Agreement and the documents referred to therein, constitutes the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)               Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and a Majority in Interest. Any amendment or waiver effected in accordance with this Section 13(c) shall be binding upon the Company, the Holder and each transferee of any Note.

(d)               Subsequent Promissory Notes. If at any time after the issuance of this Note but prior to its conversion or repayment in full, the Company issues any convertible promissory notes which have materially superior terms, including without limitation, a lower Cap or higher discount off the price per share in connection with a Next Qualified Financing, Non-Qualified Financing, or Sale of the Company than as set forth herein (“Superior Terms”), then in each case the Company shall promptly notify the Holder and at the Holder’s option, this Note will be exchanged for a revised version containing the Superior Terms.

(e)               Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

(f)                Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(g)               Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h)               California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note as of the date first set forth above.

the company:

FUTURE LABS V, INC.

By:
(Signature)

Name: John Vlay
Title: CEO

AGREED TO AND ACCEPTED:

The holder:

Wavemaker global select, LLC

By:
Name:	Eric Manlunas
Title: